Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts: Terry Freeman, CFO
Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2010 SECOND QUARTER RESULTS
HOUSTON — May 10, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2010 second quarter ended March 31, 2010.
     Revenues for the second quarter of fiscal 2010 were $107.6 million compared to revenues of $167.3 million for the second quarter of fiscal 2009. Loss from operations was $12.2 million in the second quarter of fiscal 2010, which includes significant charges consisting of a loss of $3.7 million, or $0.26 per share, relating to an individual project that became involved in a bankruptcy proceeding in 2008 and $0.9 million, or $0.06 per share, of severance costs. This compares to income from operations of $0.4 million, which included restructuring and significant charges of $2.5 million, in the second quarter of 2009. Net loss, including the significant charges, in the second quarter of fiscal 2010 was $13.2 million, or $0.92 loss per share. This compares to net loss, including the restructuring and significant charges, for the second quarter of fiscal 2009 of $0.1 million, or $0.01 loss per share.
     Gross profit for the second quarter of fiscal 2010 was $13.6 million, a gross margin of 12.6 percent, compared to gross profit of $29.9 million, a gross margin of 17.9 percent, in the second quarter of fiscal 2009. Sales, general and administrative (“SG&A”) expenses for the second quarter of fiscal 2010, which include significant charges consisting of a loss of $3.7 million relating to an individual project that became involved in a bankruptcy proceeding in 2008 and $0.9 million of severance costs, were $25.7 million. This compares to $27.3 million in the second quarter of fiscal 2009. SG&A expenses as a percentage of revenues increased to 23.9 percent in the second quarter of fiscal 2010 compared to 16.3 percent in the second quarter of fiscal 2009.
     Michael J. Caliel, IES President and Chief Executive Officer, stated, “Our results for the quarter were very disappointing as each of our two business segments incurred declines in construction activity. The market, both Commercial & Industrial and Residential, continues to be weak, and we experienced margin pressure during the quarter. The economic environment remains challenging, and projects were delayed, deferred and, in some cases, canceled, which had an impact on our Commercial & Industrial segment. Within our Residential segment, multi-family housing construction has been an especially difficult market due to the deferral of certain projects as they await financing or are canceled altogether. In addition, the winter months are historically a difficult period for us seasonally, which was exacerbated by the weak conditions in our end markets. We were also hindered by some adverse weather in January and February, mainly in the northeastern U.S. and parts of the south.
     “On the other hand, we are encouraged by the positive movement in our backlog. While we continue to be selective regarding the work we pursue, our backlog increased six percent sequentially in the second quarter. In addition, we continue to make progress penetrating the growing renewable energy infrastructure markets, which touch both of our business segments and represent excellent opportunities going forward.
     “As we navigate through these challenging times, we continue to drive our costs lower and implement more efficient and effective ways to manage the business. To that end, we have amended and extended our credit facility, which enhances our liquidity profile and continues our strategy of conservatively managing our balance sheet and liquidity position during this challenging time in our end markets. We also prepaid $15 million of principal on our $25 million term loan facility. We continue to tightly control our costs and expect to surpass our goal of $85 to $90 million in SG&A for fiscal 2010. There is significant operating leverage in the business that will drive improvements in our results as the market recovers.”
SECOND QUARTER SEGMENT DATA
     In October 2009, the Company combined its Industrial segment into its Commercial segment and now reports its operations in two business segments, Commercial & Industrial and Residential. Revenues for the Commercial & Industrial segment for the second quarter of fiscal 2010 were $79.6 million at a gross margin of 9.2 percent. This compares to revenues of $133.4 million at a gross margin of 16.6 percent for the second quarter of fiscal 2009. Revenues for the Residential segment for the second quarter of fiscal 2010 were $28.1 million at a gross margin of 22.3 percent compared to revenues of $33.9 million at a gross margin of 23.0 percent in the second quarter of fiscal 2009.
BACKLOG
     As of March 31, 2010, backlog was approximately $251 million compared to $237 million as of December 31, 2009 and to $297 million as of March 31, 2009. Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration. Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies. The Company does not include single family housing or time and material work in backlog.
AMENDED CREDIT FACILITY
     As of April 30, 2010, the Company amended and extended its existing $60 million senior unsecured revolving credit facility that was scheduled to mature on May 12, 2010. The Company amended and extended its credit facility with two of the members of its original bank group, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, to May 12, 2012. The amended credit facility improves liquidity and debt covenants. Also, on April 30, 2010, the Company prepaid $15.0 million of principal on its $25.0 million term loan facility, eliminating $1.65 million of annualized interest payments.
DEBT AND LIQUIDITY
     As of March 31, 2010, IES had total liquidity of $63.5 million. Working capital was $114.3 million, and long-term debt was $26.0 million.
EBITDA RECONCILIATION
     The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure. EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009.
CONFERENCE CALL
     Integrated Electrical Services has scheduled a conference call for Tuesday, May 11, 2010 at 9:30 a.m. Eastern time. To participate in the conference call, dial (480) 629-9772 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 18, 2010. To access the replay, dial (303) 590-3030 using a pass code of 4285997#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com . To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.
     Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit www.ies-co.com.
Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company’s ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company’s work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.
You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2009, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.
General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investor Relations.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.
INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$107,619	$167,305	$227,867	$340,433
Cost of services	94,031	137,401	194,347	282,533

Gross profit	13,588	29,904	33,520	57,900
Selling, general and administrative expenses	25,709	27,315	44,976	55,830
(Gain) loss on asset sales	13	(75)	(52)	(178)
Restructuring charges	65	2,256	763	3,141

Income (loss) from operations	(12,199)	408	(12,167)	(893)
Interest and other expense, net	851	579	1,743	1,344
Loss from operations before income taxes	(13,050)	(171)	(13,910)	(2,237)
Provision (benefit) for income taxes	180	(29)	126	(928)

Net loss	(13,230)	(142)	(14,036)	(1,309)

Loss per share:
Basic	$(0.92)	$(0.01)	$(0.98)	$(0.09)
Diluted	$(0.92)	$(0.01)	$(0.98)	$(0.09)

Shares used in the computation of loss per share:
Basic	14,391	14,322	14,393	14,321
Diluted	14,391	14,322	14,393	14,321
RESTRUCTURING AND SIGNIFICANT CHARGES
(DOLLARS IN THOUSANDS)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Restructuring & Significant Charges:
Restructuring costs	$65	$2,256	$763	$3,141
Legal settlements	—	279	—	279
Severance	879	—	879	—
Bad debt expense	3,714	—	3,714	—

Total charges, pre-tax	$4,658	$2,535	$5,356	$3,420

Effective Tax Rate	-1%	47%	-1%	42%

Total charges, net of tax	4,705	1,344	5,410	1,984

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Balance Sheet Data:

	March 31, 2010	September 30, 2009	March 31, 2009
Cash and Cash Equivalents	$54,182	$64,174	$51,569
Working Capital (including cash and cash equivalents)	114,345	121,564	125,834
Goodwill	3,981	3,981	4,870
Total Assets	226,604	268,425	297,090
Total Debt	27,982	28,687	28,888
Total Stockholders’ Equity	119,367	132,548	141,830
Selected Cash Flow Data:

	Six Months Ended	Six Months Ended
	March 31, 2010	March 31, 2009

Cash provided (used) in operating activities	$(8,944)	$(4,405)
Cash provided (used) in investing activities	(245)	(3,077)
Cash provided (used) in financing activities	(803)	(5,658)
INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
EBITDA
(DOLLARS IN MILLIONS)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Net Income (Loss) *	$(13.2)	$(0.1)	$(14.0)	$(1.3)
Interest Expense, net	1.0	1.0	2.0	1.8
Provision (Benefit) for Income Taxes	0.2	(0.0)	0.1	(0.9)
Depreciation and Amortization	1.4	3.0	2.8	4.0

EBITDA	$(10.6)	$3.9	$(9.1)	$3.6

*	Includes restructuring and significant charges
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